SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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☐	Soliciting Material Pursuant to § 240.14a-12

GlycoMimetics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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GLYCOMIMETICS, INC.

9708 Medical Center Drive

Rockville, Maryland 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of GlycoMimetics, Inc., a Delaware corporation. The meeting will be held on Tuesday,  May 17, 2016 at 10:00 a.m. local time at 9714 Medical Center Drive, Rockville, MD 20850 for the following purposes:

1.To elect the three nominees for director named herein to hold office until the 2019 Annual Meeting of Stockholders.

2.To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of GlycoMimetics, Inc. for its fiscal year ending December 31, 2016.

3.To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 7, 2016.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 17, 2016 10:00 a.m. local time at 9714 Medical Center Drive, Rockville, MD 20850.

The proxy statement and annual report to stockholders

are available http://materials.proxyvote.com/38000Q.

By Order of the Board of Directors

Brian M. Hahn
Secretary

Rockville, Maryland

April 18, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

GLYCOMIMETICS, INC.

9708 Medical Center Drive

Rockville, Maryland 20850

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 17,  2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board”) of GlycoMimetics, Inc. (sometimes referred to as the “Company” or “GlycoMimetics”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail these proxy materials on or about April 18, 2016 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Tuesday,  May 17, 2016 at 10:00 a.m. local time at 9714 Medical Center Drive, Rockville, MD 20850.  Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 7, 2016 will be entitled to vote at the annual meeting.  On this record date, there were 19,330,396 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 7, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 7, 2016  your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.  Your telephone vote must be received by 11:59 p.m. Eastern Time on May 16, 2016 to be counted.

•

To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.  Your internet vote must be received by 11:59 p.m. Eastern Time on May 16, 2016 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from GlycoMimetics. Simply complete and mail the voting instruction form to ensure that your vote is counted.  Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 7, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, on the Internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares,  the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instruction, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director and “For” the ratification of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or on the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 9708 Medical Center Drive, Rockville, Maryland 20850.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals  due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 19, 2016 to our Corporate Secretary at 9708 Medical Center Drive, Rockville, Maryland 20850.  If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2017 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 17, 2017 and February 16, 2017.    In the event that next year’s annual meeting is scheduled to be held before April 17, 2017 or after June 16, 2017,  then you must deliver your notice to our Corporate Secretary at the address above at least 90 days, but not more than 120 days, prior to the date of next year’s annual meeting, or not more than 10 days following the day on which public announcement of the date of next year’s annual meeting is made. Your notice to the Corporate Secretary must set forth information specified in our amended and restated bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting; and 2) any material interest you have in that business.  If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person; 4) the date or dates on which the shares were acquired and the investment intent of the acquisition; and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our amended and restated bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 15, 2014.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, votes “For,” “Against” and abstentions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,”  the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016,  must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 19,330,396 shares outstanding and entitled to vote. Thus, the holders of 9,665,199 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/38000Q.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2016.  Each of the nominees listed below is currently one of our directors who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2019 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.  It is our policy to invite and encourage directors and nominees for director to attend the annual meeting. Of the eight directors then serving as of the date of the 2015 annual meeting of stockholders, three were in attendance.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected.  Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

John J. Baldwin, Ph.D., age 81

Dr. Baldwin has served as a member of our Board since 2003. Dr. Baldwin co-founded and has served on the boards of directors of Hua Medicine Ltd. and CarysBio Holdings Co., Ltd. since 2008 and 2011, respectively. From 2001 to 2008, Dr. Baldwin served as co-founder, President and Chief Scientific Officer at VITAE Pharmaceuticals, Inc., a pharmaceutical company. Prior to that, he served as co-founder and Chief Scientific and Technology Officer at Pharmacopeia, Inc., a biopharmaceutical company, from 1993 to 2001. In 2000, he also co-founded WuXi PharmaTech, a research and development service company located in China, and served on its board of directors from 2005 to 2007. Prior to Pharmacopeia, Dr. Baldwin spent over 30 years in various scientific and management positions at Merck & Co., a pharmaceutical company, most recently as Distinguished Senior Scientist. Dr. Baldwin received a B.S. from the University of Delaware and a Ph.D. in organic chemistry from the University of Minnesota. The Board believes that Dr. Baldwin’s extensive scientific and managerial experience allows him to make valuable contributions to the Board.

M. James Barrett, Ph.D., age 73

Dr. Barrett has served as a member of our Board since 2003. He currently serves as a General Partner of New Enterprise Associates (“NEA”), a venture capital firm, where he specializes in biotechnology and works with members of NEA’s healthcare investment group on medical devices, healthcare information systems and healthcare services companies. Prior to joining NEA, from 1997 to 2001, Dr. Barrett founded and served as Chairman and Chief Executive Officer at Senseonics Holdings, Inc., a medical device company. Prior to that, he led three NEA-funded companies, serving from 1987 to 1995 as Chairman and Chief Executive Officer at Genetic Therapy, Inc. and from 1982 to 1987 as President and Chief Executive Officer at Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Previously, Dr. Barrett worked at SmithKline Beecham Corporation, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. He currently serves on the boards of directors of the publicly held life sciences companies Clovis Oncology, Inc., Loxo Oncology, Inc., Roka Bioscience, Inc., Senseonics Holdings, Inc., Zosano Pharma Corporation and Supernus Pharmaceuticals, Inc. Within the past five years, he has served on the boards of directors of the publicly traded companies Amicus Therapeutics, Inc., Inhibitex, Inc. (acquired by Bristol-Myers Squibb Co.) and Targacept, Inc. Dr. Barrett received a Ph.D. in biochemistry from the University of Tennessee, an M.B.A. from the University of Santa Clara and a B.S. from Boston College. The Board believes that Dr. Barrett’s experience overseeing NEA investments in biotechnology, serving as a member of the board of directors of other public companies, prior senior management experience, including as President and Chief Executive Officer of biopharmaceutical companies, and his strong capital markets experience allow him to make valuable contributions to the Board.

John L. Magnani, Ph.D., age 63

Dr. Magnani is a co-founder of our company and has served as our Vice President of Research and Chief Scientific Officer and as a member of our Board since our inception in 2003. Dr. Magnani is also the founder, President and owner of GlycoTech Corporation. Prior to founding GlycoTech, Dr. Magnani was the Vice President of Research at BioCarb, Inc., one of the first glycobiology-based companies. Earlier in his career, Dr. Magnani was a tenured Research Chemist at the National Institute of Arthritis, Diabetes and Digestive and Kidney Diseases, part of the National Institutes of Health. Dr. Magnani received an A.B. from Washington University in St. Louis and a Ph.D. in biology from Princeton University. The Board believes that Dr. Magnani’s knowledge of our company as one of our co-founders and his scientific expertise in glycobiology allow him to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Mark A. Goldberg, M.D., age 61

Dr. Goldberg has served as a member of our Board since July 2014. From 2008 to 2011, Dr. Goldberg served as a director of Synageva BioPharma Corp., a biopharmaceutical company, stepping down to become a member of the executive management team from September 2011 to January 2014, rising to the position of Executive Vice President, Medical and Regulatory Strategy. Later in 2014, Dr. Goldberg ceased to be an officer of Synageva but continued to be employed part-time, contributing to medical and regulatory strategy until the acquisition of Synageva in June 2015 by Alexion Pharmaceuticals, Inc. Prior to joining Synageva he served in various management capacities of increasing responsibility at Genzyme Corporation from 1996 to 2011, most recently as Senior Vice President, Clinical Development and Global Therapeutic Head, Oncology and Personalized Genetic Health, and as Chairman of Genzyme’s Early Product Review Board. Prior to working at Genzyme he was a full-time staff physician at Brigham and Women’s Hospital and the Dana-Farber Cancer Institute, where he still holds appointments. Dr. Goldberg is an Associate Professor of Medicine, part-time, at Harvard Medical School. He is a board-certified medical oncologist and hematologist. Dr. Goldberg has served on the boards of directors of the public biopharmaceutical companies ImmunoGen, Inc. since 2011,  Idera Pharmaceuticals, Inc. since 2014, aTyr Pharma, Inc. since April 2015 and Blueprint Medicines Corporation since June 2015. Dr. Goldberg received his A.B. from Harvard College and his M.D. from Harvard Medical School. The Board believes that Dr. Goldberg’s extensive scientific and managerial experience allows him to make valuable contributions to the Board.

Timothy R. Pearson, age 48

Mr. Pearson has served as a member of our Board since March 2014. Mr. Pearson has been the Chief Financial Officer for TESARO, Inc., an oncology focused biopharmaceutical company, since May 2014. He has also served as Executive Vice President and Chief Financial Officer of Catalyst Health Solutions, a pharmacy benefit management company, from August 2011 until its acquisition by SXC Health Solutions in July 2012. Prior to joining Catalyst Health Solutions, Mr. Pearson served as Chief Financial Officer and Executive Vice President of MedImmune, the global biologics business for AstraZeneca PLC, from 2007 to 2011 and was a member of MedImmune’s executive team. Mr. Pearson joined MedImmune in 1998 and prior to his promotion to Chief Financial Officer in 2007 served as its Vice President of Finance and Treasurer. Mr. Pearson was also a founding officer and investment committee member of MedImmune Ventures, MedImmune’s venture capital fund that invests in early-stage biotechnology companies. Mr. Pearson, a Certified Public Accountant, holds dual B.S. degrees in Business Administration from the University of Delaware and Accounting from the University of Maryland, University College, as well as a M.S. degree in Finance from Loyola University. The Board believes that Mr. Pearson’s extensive experience as the Chief Financial Officer at several biopharmaceutical companies allows him make valuable contributions to the Board.

Franklin H. Top, Jr., M.D., age 80

Dr. Top has served as a member of our Board since 2003. Dr. Top joined MedImmune, LLC, a pharmaceutical company, as Executive Vice President in 1988 and became Medical Director in 1990, serving in that position until 2003. Dr. Top also served as a member of MedImmune’s board of directors from 1988 to 2003. From 2004 until his retirement in 2010, Dr. Top served as Senior Vice President of MedImmune Ventures. From 1987 to 1988, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis Biologics, a biotechnology company. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command where he was appointed Director and Commandant, Walter Reed Army Institute of Research in 1983. Dr. Top received an M.D. and a B.S. from Yale University. The Board believes that Dr. Top’s extensive scientific and managerial experience, including his experience in working with entrepreneurial companies as a venture capital investor, allows him to make valuable contributions to the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Rachel K. King, age 56

Ms. King is a co-founder of our company and has served as our President and Chief Executive Officer and as a member of our Board since our inception in 2003. Previously, Ms. King was an Executive in Residence at NEA from 2001 to 2003. From 1999 to 2001, Ms. King served as a Senior Vice President of Novartis Corporation, a pharmaceutical company. Before joining Novartis, Ms. King spent 10 years with Genetic Therapy, Inc., a biotechnology company, where she served in a number of roles as part of the executive team, which included the company’s initial public offering and later acquisition by Novartis. After the acquisition by Novartis, she served as Chief Executive Officer of Genetic Therapy, which was then a wholly owned subsidiary of Novartis. Ms. King previously worked at Alza Corporation, a pharmaceutical and medical systems company that was later acquired by Johnson & Johnson, as well as at Bain and Company, a management consulting firm. She received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Ms. King was appointed by Maryland’s governor as Chair of the Maryland Life Sciences Advisory Board and served as Chair of the Board of the Biotechnology Industry Organization from 2013 to 2015. The Board believes that Ms. King’s knowledge of our company as one of our co-founders and her experience with biotechnology companies prior to founding our company allow her to make valuable contributions to the Board.

Daniel M. Junius, age 63

Mr. Junius has served as a member of our Board since March 2016.  Mr. Junius has served as President and Chief Executive Officer of ImmunoGen, Inc., a biotechnology company that develops targeted anticancer therapeutics, since January 2009. Prior to that, he served as President and Chief Operating Officer and acting Chief Financial Officer of ImmunoGen from July 2008 to December 2008, as Executive Vice President and Chief Financial Officer from 2006 to July 2008, and as Senior Vice President and Chief Financial Officer from 2005 to 2006. Mr. Junius has also served as a director of ImmunoGen since November 2008. Before joining ImmunoGen, Mr. Junius was Executive Vice President and Chief Financial Officer of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 2002 until its acquisition by Deluxe Corporation in 2004 and Senior Vice President and Chief Financial Officer of NEBS from 1998 to 2002. Prior to NEBS, he was Vice President and Chief Financial Officer of Nashua Corporation, a manufacturer and marketer of specialty imaging paper and label products and services. He joined Nashua Corporation in 1984 and held financial management positions of increasing responsibility before becoming Chief Financial Officer of that company in 1996. Mr. Junius has also served on the board of directors and as chairman of the audit committee of IDEXX Laboratories, Inc., a public pet healthcare company, since March 2014. Mr. Junius holds a Bachelor of Arts in Political Science from Boston College and a Masters in Management from Northwestern University’s Kellogg School of Management. The Board believes that

Mr. Junius’s extensive experience in the biopharmaceutical industry, including as a Chief Executive Officer of a public company, allows him make valuable contributions to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Drs. Barrett, Baldwin, Goldberg and Top and Messrs. Junius and Pearson, representing six of our eight directors, are “independent directors” as defined under NASDAQ listing rules.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.    Ms. King and Dr. Magnani are not independent directors by virtue of their employment with us.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent Chairman,  Dr.  Barrett, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board.  We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of  management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairman of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board met four times during the last fiscal year. Other than Mr. Henos, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

In connection with each board meeting during 2015, the Company’s independent directors met in executive session at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2015 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
M. James Barrett, Ph.D.		X*
John J. Baldwin, Ph.D.	X		X
Mark A. Goldberg, M.D.[1]	X		X
Michael A. Henos [2]	X	X
Timothy R. Pearson	X*	X
Franklin H. Top, M.D.			X*

Total meetings in fiscal 2015	4	2	3

*Committee Chairman

1  Dr. Goldberg was appointed to the Audit Committee effective September 9, 2015.

2  Mr. Henos resigned from the Board, Audit Committee and Compensation Committee effective September 9, 2015.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors.  Through September 9, 2015,  the Audit Committee was composed of Dr. Baldwin, Mr. Pearson and Mr. Henos. In connection with Mr. Henos’s resignation from the Board and its committees on September 9, 2015, Dr. Goldberg was appointed to the Audit Committee. The Audit Committee met  four times during the fiscal year ended December 31, 2015. Effective March 17, 2016, subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2015, Mr. Junius was appointed to the Audit Committee, replacing Dr. Goldberg. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.glycomimetics.com.

The Board reviews the NASDAQ listing rules definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules).

The Board has also determined that Dr. Baldwin, Mr. Pearson and Mr. Junius each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each committee member’s level of knowledge and experience based on a number of factors, including their formal education and expertise with financial and accounting matters.

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Mr. Timothy R. Pearson
Dr. John J. Baldwin
Dr. Mark A. Goldberg

(1)  The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Through September 9, 2015, the Compensation Committee was composed of three directors: Dr. Barrett,  Mr. Pearson and Mr. Henos.  Following Mr. Henos’s resignation from the Board and the Compensation Committee, the Compensation Committee was composed of two members until Dr. Goldberg was appointed to the Compensation  Committee effective March 17, 2016. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing rules).  The Compensation Committee met twice during the fiscal year ended December 31, 2015. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.glycomimetics.com.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administration of our equity compensation plans, employee stock purchase plan and executive severance plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least twice per year and with greater frequency if necessary.  The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ,  the Compensation Committee engaged Radford, a compensation consulting firm, as a  compensation consultant. The Compensation Committee has assessed Radford’s independence and determined that Radford had no conflicts of interest in connection with its provisions of services to the Compensation Committee. Specifically, the Compensation Committee engaged Radford to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers, directors and other senior management against compensation for similarly situated executives at our peer group companies. Our management did not have the ability to direct Radford’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief

Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.

Compensation Committee Interlocks and Insider Participation

None of our directors who currently serve as members of our Compensation Committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Drs. Top, Baldwin and Goldberg.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 2015. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.glycomimetics.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 9708 Medical Center Drive, Rockville, Maryland 20850 at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at 9708 Medical Center Drive, Rockville, Maryland 20850. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

CODE OF ETHICS

We have adopted the GlycoMimetics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.glycomimetics.com.    If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In December 2014, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31,  2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements beginning with the year ended December 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014 by Ernst & Young LLP, the Company’s principal accountant.

	FISCAL YEAR ENDED DECEMBER 31,
	2015	2014
	(in thousands)
Audit fees	$472	$611
Audit-related fees	—	—
Tax fees	—	—
All other fees	2	—
	$474	$611

Audit fees include the aggregate fees billed or incurred for professional services rendered in connection with the annual audit of our consolidated financial statements, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q, accounting and financial reporting consultations and services in connection with registration statements. The other fees for the year ended December 31, 2015 consisted of aggregate fees billed for products and services by the independent auditors that are not reported under “Audit Fees” or “Audit-related Fees”.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT

The following table sets forth information concerning our executive officers.

Name	Position
Rachel K. King	President and Chief Executive Officer
John L. Magnani, Ph.D.	Vice President of Research and Chief Scientific Officer
Helen M. Thackray, M.D.	Vice President of Clinical Development and Chief Medical Officer
Brian M. Hahn	Chief Financial Officer

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors.

Helen M. Thackray, M.D., age 47

Dr. Thackray has served as our Vice President of Clinical Development since 2006 and as our Chief Medical Officer since January 2012. Prior to joining our company, Dr. Thackray was Vice President of Clinical Product Development at Biosynexus, Inc., a biopharmaceutical company, from 2001 to 2006. From 1995 to 2011, Dr. Thackray was a practicing physician at the Children’s National Medical Center in Washington, D.C., where she also completed her pediatrics residency and served as Pediatric Chief Resident and as an Adjunct Instructor in Pediatrics. From 1999 to 2000, she served as a Medical Genetics Fellow at the National Human Genome Research Institute, part of the National Institutes of Health. Dr. Thackray received a B.S. from Stanford University and an M.D. from The George Washington University School of Medicine. She is a board-certified pediatrician, a Fellow of the American Academy of Pediatrics and Assistant Clinical Professor of Pediatrics at The George Washington University School of Medicine. Dr. Thackray is also a member of the Institutional Review Board of Holy Cross Hospital in Silver Spring, Maryland, and recently served on the BIO PDUFA V Technical Discussions team.

Brian M. Hahn, age 41

Mr. Hahn has served as our Chief Financial Officer since January 2012 and previously served as our Director of Finance and Administration from February 2010 to January 2012. From 2002 to September 2009, Mr. Hahn served as Executive Director of Finance at MiddleBrook Pharmaceuticals, Inc., formerly Advancis Pharmaceutical, a specialty pharmaceutical company, and from September 2009 to February 2010 he served as Assistant Controller for OpGen, Inc., a biotechnology company. From 1998 to 2001, he was a senior accountant with Bering Truck Corporation. Mr. Hahn received a B.B.A. from Shenandoah University and an M.B.A. from the University of Maryland. Mr. Hahn currently serves as Chair for the Financial Executive Committee of the Technology Council of Maryland and Co-Chair of the Biotechnology Industry Organization (BIO)’s Finance and Tax Committee. In 2015, Mr. Hahn testified on behalf of BIO before the House Subcommittee on Capital Markets and Government Sponsored Enterprises in support of the Fostering Innovation Act.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 10, 2016 by: (i) each director; (ii) each of our named executive officers; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the table is c/o GlycoMimetics, Inc., 9708 Medical Center Drive, Rockville, Maryland 20850.

This table is based upon information supplied by our named executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to the table and subject to common property laws where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. Applicable percentages are based on 19,074,190 shares of common stock outstanding on March 10, 2016, adjusted as required by the rules promulgated by the SEC.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
5% Stockholders:
Entities affiliated with New Enterprise Associates, Inc.(1)	9,098,580	46.4%
Wellington Management Company, LLP(2)	2,625,363	13.8
Franklin Resources, Inc.(3)	1,009,979	5.3

Named Executive Officers and Directors:
Rachel K. King(4)	881,505	4.5
John L. Magnani, Ph.D.(5)	441,875	2.3
Helen M. Thackray, M.D. (6)	274,019	1.4
Brian M. Hahn(7)	140,704	*
M. James Barrett, Ph.D.(8)	9,110,875	46.5
John J. Baldwin, Ph.D.(9)	12,294	*
Mark A. Goldberg, M.D.(10)	11,497	*
Daniel M. Junius	—	—
Timothy R. Pearson	—	—
Franklin H. Top, Jr., M.D.	12,294	*
All current directors and executive officers as a group (10 persons)(11)	10,885,063	52.5

*Less than one percent.

(1)

Consists of 4,490,751 shares of common stock and 514,452 shares of common stock issuable upon exercise of warrants held by New Enterprise Associates 10, L.P. (“NEA 10”) and 4,093,377 shares of common stock held by New Enterprise Associates 13, L.P. (“NEA 13”). The shares directly held by NEA 10 are indirectly held by NEA Partners 10, L.P. (“NEA Partners 10”), its sole general partner. The individual general partners of NEA Partners 10 are M. James Barrett (a member of our Board), Peter J. Barris and Scott D. Sandell (the “NEA 10 Directors”). NEA Partners 10 and the NEA 10 Directors may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 10. The shares directly held by NEA 13 are indirectly held by NEA Partners 13, L.P. (“NEA Partners 13”), its sole general partner, NEA 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual Directors of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Patrick J. Kerins, Krishna “Kittu” Kolluri, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller (the “NEA 13 Directors”). NEA Partners 13, NEA 13 LTD and the NEA 13 Directors may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 13. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)

Consists of shares of common stock held of record by clients of Wellington Management Group, LLP (“Wellington”). This information was derived from a Schedule 13G/A filed by Wellington with the SEC on February 11, 2016. According to the Schedule 13G/A, Wellington has shared voting power over 2,375,967 shares and shared dispositive power over 2,625,363 shares. The shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington, which is an investment adviser to these clients. The principal business address of Wellington is 280 Congress Street, Boston, MA 02210.

(3)

Consists of shares of common stock held of record by clients of Franklin Resources, Inc. (“Franklin”). This information was derived from a Schedule 13G filed by Franklin with the SEC on February 5, 2016. According to the Schedule 13G, Franklin has shared voting power and shared dispositive power over 1,009,979 shares. The shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Franklin, which is an investment adviser to these clients. The principal business address of Franklin is One Franklin Parkway,  San Mateo, CA  94403-1906.

(4)

Consists of (a) 181,206 shares of common stock held directly, (b) 563,703 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016, (c) 15,741 shares of common stock held by Ms. King’s spouse and (d) 120,855 shares of common stock held by family trusts for which Ms. King serves as trustee.

(5)

Consists of (a) 90,374 shares of common stock held directly, (b) 345,165 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016, (c) 1,491 shares of common stock underlying immediately exercisable warrants and (d) 4,845 shares of common stock held by GlycoTech Corporation, of which Dr. Magnani is the sole stockholder.

(6)	Consists of (a) 184,615 shares of common stock and (b) 89,404 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016.

(7)	Consists of (a) 14,085 shares of common stock and (b) 126,619 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016.

(8)	Consists of (a) 12,295 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016 and (b) the shares identified in footnote 1 above.

(9)	Consists of (a) 605 shares of common stock held directly and (b) 11,689 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016.

(10)	Consists of 11,497 shares of common stock held by family trusts for which Dr. Goldberg serves as trustee.

(11)

Consists of 9,220,245 shares of common stock, 515,943 shares of common stock underlying immediately exercisable warrants and 1,148,875 shares of common stock underlying options that are vested and exercisable within 60 days of March 10, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations provided to us that no other reports were required, we believe that during the year ended December 31, 2015,  all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with, except that the report covering the stock option granted to each of our six non-employee directors on the date of our 2015 annual meeting of stockholders was filed late.  One additional report, covering an option exercise by Dr. Top in February 2016, was also filed late.

EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2015 include our principal executive officer and our three other executive officers:

•	Rachel King, our President and Chief Executive Officer;

•	John Magnani, Ph.D., our Vice President of Research and Chief Scientific Officer;

•	Helen Thackray, M.D., our Vice President of Clinical Development and Chief Medical Officer; and

•	Brian Hahn, our Chief Financial Officer.

No other individuals served as executive officers of our company at any point during 2015.

SUMMARY COMPENSATION TABLE

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2015 and 2014.

				NON-EQUITY
				INCENTIVE
			OPTION	PLAN
		SALARY	AWARDS	COMPENSATION	TOTAL
NAME AND PRINCIPAL POSITION	YEAR	($)	($)(1)	($)(2)	($)
Rachel King	2015	459,690	717,690	195,368	1,372,748
President and Chief Executive Officer	2014	417,005	2,302,667	156,713	2,876,385
John Magnani, Ph.D.	2015	341,000	361,390	101,448	803,838
Chief Scientific Officer	2014	309,836	1,036,203	81,375	1,427,414
Helen Thackray, M.D.	2015	380,050	361,390	113,065	854,505
Chief Medical Officer	2014	345,005	690,802	90,694	1,126,501
Brian Hahn	2015	314,600	310,490	93,594	718,684
Chief Financial Officer	2014	285,387	230,267	75,075	590,729

(1)

The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)

The amounts reflect the portion of each officer’s target bonus paid based on the achievement of our corporate goals, which for 2015 are discussed further below under “—Executive Compensation Process and Narrative to Summary Compensation Table—Annual Bonus.”

Executive Compensation Process and Narrative to Summary Compensation Table

The overall objectives of our executive compensation program are based on the following key principles:

•	attracting, retaining and motivating superior executive talent;

•	providing incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as to facilitate executive retention; and

•	aligning the executives’ interests with those of shareholders through long-term incentives linked to specific performance.

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of our Board has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. Prior to 2014, our Compensation Committee had not engaged a compensation consultant or adopted a peer group of companies for purposes of determining executive compensation.

In September 2014, the Compensation Committee retained Radford, a compensation consulting firm, to evaluate our executive compensation program. Radford’s engagement included assisting the Compensation Committee with the selection of a peer group of companies for benchmarking purposes an analysis of our existing executive compensation, including our equity incentive plan and option granting practices, and an analysis of our director compensation policy. In December 2014, and again in 2015, Radford presented the Compensation Committee with data about the compensation paid by our peer group of companies and other employers, who we believe compete with us for executives, updated the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and advised the Compensation Committee regarding all of its responsibilities. The consultant serves at the pleasure of the Compensation Committee rather than us, and the consultant’s fees are approved by the Compensation Committee.

Peer Group and Comparative Benchmarking

In consultation with Radford, we evaluate our executive compensation program, including base salary, total cash compensation and equity awards, against compensation paid or awarded by a peer group of biopharmaceutical companies recommended by Radford and approved by our Compensation Committee.

In identifying a peer group for us in for purposes of providing data for use in connection with the development of our  executive compensation program, Radford considered such factors as stage of product development and commercialization, product pipeline, location, market capitalization, revenue, employee headcount and therapeutic focus.

The following  companies comprised our peer group in 2014 and 2015:

2014 Peer Group	2015 Peer Group
Ambit Biosciences	Ardelyx
Ardelyx	Argos Therapeutics
BIND Therapeutics	BIND Therapeutics
Cempra	Celator Pharmaceuticals
ChemoCentryx	Cerulean Pharma
Mirati Therapeutics	ChemoCentryx
Neuralstem	Endocyte
Ocera Therapeutics	Fate Therapeutics
OncoMed Pharmaceuticals	Mirati Therapeutics
Stemline Therapeutics	Neuralstem
Sunesis Pharmaceuticals	Ocera Therapeutics
Synta Pharmaceuticals	OncoGenex
Tetraphase Pharmaceuticals	OncoMed Pharmaceuticals
Threshold Pharmaceuticals	Stemline Therapeutics
Trevena	Sunesis Pharmaceuticals
Verastem	Synta Pharmaceuticals
ZIOPHARM Oncology	Threshold Pharmaceuticals
Trevena
Verastem

In addition to reviewing the SEC filings for these peer companies, our Compensation Committee also considers broader surveys of compensation practices for companies in our industry, such as the Radford Global Life Sciences survey. In general, our Compensation Committee seeks to target our named executive officers’ base salaries, total cash compensation and equity compensation to be at or near the median of similarly situated executive officers of companies in our peer group.

Annual Base Salary

The following table presents the base salaries for each of our named executive officers for 2015 and 2016. The 2016 base salaries became effective on January 1, 2016 for all of the named executive officers.

	2016 BASE	2015 BASE
	SALARY	SALARY
NAME	($)	($)
Rachel King	487,900	459,690
John Magnani, Ph.D.	360,000	341,000
Helen Thackray, M.D.	392,700	380,050
Brian Hahn	324,000	314,600

Annual Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his or her annual salary. The following table presents the target bonuses of each of our named executive officers for 2015 and 2016:

	2016	2015
	TARGET BONUS	TARGET BONUS
NAME	(% OF SALARY)	(% OF SALARY)
Rachel King	50	50
John Magnani, Ph.D.	40	35
Helen Thackray, M.D.	40	35
Brian Hahn	35	35

To reinforce the importance of integrated and collaborative leadership, our executives’ bonuses have historically been solely based on company performance, and we did not include an individual performance component.

For 2015, the corporate objectives approved by our Compensation Committee were:

•	complete the dose escalation portion of our Phase 1/2 clinical trial of our drug candidate GMI-1271 in patients with AML and define the recommended Phase 2 dose (20% weighting);

•

identify a second oncology indication for GMI-1271 and complete study initiation activities including protocol development, regulatory filing, selection of initial study sites and first IRB submission (20% weighting);

•	identify a lead indication for our drug candidate GMI-1359 and hold a pre-IND meeting with the FDA (15% weighting);

•	complete a financing transaction within specified parameters (20% weighting);

•	identify additional compounds with demonstrated in vivo activity in at least one relevant animal model (10% weighting); and

•	demonstrate oral availability of an E-selectin antagonist with specified potency (15% weighting).

Based on our corporate accomplishments during 2015 and that of our named executive officers during the year, our Compensation Committee concluded that we had achieved an aggregate of 85% of the corporate objectives and approved the payment of that percentage of each officer’s target bonus. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for 2015.

Long-Term Incentives

Our 2003 stock incentive plan authorized us to make grants to eligible recipients of non-qualified stock options, incentive stock options and restricted stock awards. All of our awards under this plan have been in the form of stock options. The 2003 stock incentive plan expired in 2013. Our Board adopted, and our stockholders approved, the 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code  (the “Code”), to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. We have issued stock options and restricted stock units from the 2013 Plan. We award stock options on the date the Compensation Committee approves the grant. We set the option exercise price and grant date fair value based on our per-share valuation on the date of grant. We typically grant stock options at the start of employment to each executive officer and our other employees and annually as part of the Compensation Committee review process.

In January 2016, in connection with its annual compensation review, our Compensation Committee reviewed the peer group and market data presented by Radford and granted options to purchase shares of our common stock to our named executive officers. The shares of common stock subject to the option grants vest as to one-fourth of the shares one year after the date of grant, with the balance of the shares vesting in 36 successive equal monthly installments thereafter, subject to the officer’s service with us as of each such date. Each option had an exercise price of $5.22 per share, the closing price of our common stock on the grant date. The following equity grants were made on January 7, 2016:

Number of Shares
Underlying
Option Grant
Rachel King	141,000
John Magnani, Ph.D.	71,000
Helen Thackray, M.D.	71,000
Brian Hahn	65,000

In January 2015, in connection with its annual compensation review, our Compensation Committee reviewed the peer group and market data presented by Radford and granted options to purchase shares of our common stock to our named executive officers. As with the options granted in 2016, the shares of common stock subject to the option grants vest as to one-fourth of the shares one year after the date of grant, with the balance of the shares vesting in 36 successive equal monthly installments thereafter, subject to the officer’s service with us as of each such date. Each option had an exercise price of $7.15 per share, the closing price of our common stock on the grant date. The following equity grants were made on January 8, 2015:

Number of Shares
Underlying
Option Grant
Rachel King	141,000
John Magnani, Ph.D.	71,000
Helen Thackray, M.D.	71,000
Brian Hahn	61,000

Employment Arrangements

Please see “—Potential Payments upon Termination of Employment or upon Change in Control” for information regarding the employment and severance agreements for each of our named executive officers.

Outstanding Equity Awards at End of 2015

The following table provides information about outstanding stock options held by each of our named executive officers at December 31, 2015. None of our named executive officers held restricted stock or other stock awards at the end of 2015.

		NUMBER OF	NUMBER OF
		SECURITIES	SECURITIES
		UNDERLYING	UNDERLYING		OPTION
		UNEXERCISED	UNEXERCISED		EXERCISE	OPTION
	OPTION	OPTIONS (#)	OPTIONS (#)		PRICE	EXPIRATION
NAME	PLAN	EXERCISABLE	UNEXERCISABLE		($)	DATE (1)
Rachel King	2003	297,580	—		1.12	01/04/2021
	2013	179,991	195,648	(2)	8.00	01/09/2024
	2013	—	141,000	(3)	7.15	01/07/2025
John Magnani, Ph.D.	2003	222,895	—		1.12	01/04/2021
	2013	80,990	88,048	(2)	8.00	01/09/2024
	2013	—	71,000	(3)	7.15	01/07/2025
Helen Thackray, M.D.	2013	53,994	58,698	(2)	8.00	01/09/2024
	2013	—	71,000	(3)	7.15	01/07/2025
Brian Hahn	2003	10,520	—		1.12	01/04/2021
	2003	72,321	1,538	(4)	1.98	03/20/2022
	2013	17,993	19,571	(2)	8.00	01/09/2024
	2013	—	61,000	(3)	7.15	01/07/2025

(1)	In each case the option expiration date is ten years after the date of grant.
(2)

25% of the total shares underlying this option vested on January 9, 2015. The remaining shares vest 1/36th monthly through January 9, 2018, subject to the officer’s continued service through each applicable vesting date.

(3)

25% of the total shares underlying this option vested on January 8, 2016. The remaining shares vest 1/36th monthly through January 8, 2019, subject to the officer’s continued service through each applicable vesting date.

(4)	25% of the total shares underlying this option vested on January 1, 2013. The remaining shares vested monthly through January 1, 2016.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension plan sponsored by us during 2015.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or otherwise receive any benefits under, any nonqualified deferred compensation plan sponsored by us during 2015.

Potential Payments upon Termination of Employment or upon Change in Control

Upon completion of our initial public offering in January 2014, we entered into new employment agreements with Ms. King, Dr. Thackray and Mr. Hahn. Dr. Magnani continues to be subject to an employment agreement that was in place prior to the completion of our initial public offering.

Employment Agreements with Ms. King, Dr. Thackray and Mr. Hahn

Pursuant to our employment agreements with Ms. King, Dr. Thackray and Mr. Hahn, each executive officer is eligible for severance benefits in specified circumstances. Under the terms of the agreements, upon execution and effectiveness of a severance agreement and release of claims, each executive officer will be entitled to severance payments if we terminate his or her employment without cause, or he or she terminates employment with us for good reason.

The following definitions have been adopted in these employment agreements:

•

“cause” means that we have determined in our sole discretion that any of the following occurred: (a) the executive officer’s breach of fiduciary duty or substantial misconduct with respect to our business and affairs, (b) the executive officer’s neglect of duties or failure to act which can reasonably be expected to materially adversely affect our business or affairs, (c) the executive officer’s material breach of the employment agreement, or of any provision of the proprietary information, assignment of inventions, noncompetition and nonsolicitation agreement to which the executive is a party which, to the extent curable, is not cured within 15 days after written notice thereof is given to the executive officer, (d) the commission by the executive officer of an act involving moral turpitude or fraud, (e) the executive officer’s conviction of any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, (f) other conduct by the executive officer that is materially harmful to our business or reputation, or (g) the expiration of the employment agreement;

•

“good reason” means any of the following without the executive officer’s prior written consent: (a) any material diminution of the executive officer’s duties or responsibilities under the employment agreement (except in each case in connection with a termination for cause or as a result of the executive officer’s death or disability), or the assignment to the executive officer of duties or responsibilities that are materially inconsistent with the executive officer’s then-current position, with the exception of certain situations involving the acquisition of the Company; (b) any material breach of the employment agreement by us which we have not cured within 15 business days after written notice thereof is given to us; or (c) a relocation of the executive officer from our principal office to a location more than 35 miles from the location of our principal office, other than on required travel by the executive officer on business or on a temporary basis not to exceed a period equal to two calendar months; and

•

“change in control” means any of the following: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets, other than the transfer of our assets to a majority-owned subsidiary corporation; (b) a merger or consolidation in which we are not the surviving corporation, unless the holders of our outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least 50% of the voting power of the corporation or other entity surviving such transaction; (c) a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, unless the holders of our outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least 50% of our voting power; or (d) any transaction or series of related transactions in which in excess of 50% of our voting power is transferred; provided that, where required to avoid additional taxation under Section 409A of the Code, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined under applicable regulations.

The following table summarizes the schedule of severance payments Ms. King, Dr. Thackray and Mr. Hahn would receive in the event of a qualifying termination.

				CONTINUATION OF
				EMPLOYER PORTION
				OF MEDICAL,	ACCELERATION OF
	SALARY			DENTAL AND VISION	UNVESTED
TERMINATION SCENARIO	CONTINUATION(1)	BONUS		BENEFIT PREMIUMS	EQUITY AWARDS
Prior to or More than 12 Months Following a Change in Control
Rachel King	18 months	None		18 months	None
Helen Thackray	12 months	None		12 months	None
Brian Hahn	12 months	None		12 months	None
Within 12 Months Following a Change in Control
Rachel King	18 months	Target Bonus	(2)	18 months	Full Acceleration	(3)
Helen Thackray	12 months	Target Bonus	(2)	12 months	Full Acceleration	(3)
Brian Hahn	12 months	Target Bonus	(2)	12 months	Full Acceleration	(3)

(1)

If the termination is prior to or more than 12 months following a change in control, the executive officer’s salary continuation will be paid on our regular payroll dates, less applicable withholdings and deductions. If the termination is within 12 months following a change in control, the executive officer’s salary continuation will be paid in a lump-sum cash payment, less applicable withholdings and deductions, within 60 days following the change in control termination.

(2)

The executive officer will receive payment of the executive officer’s target bonus award for the 18 months, in the case of Ms. King, or 12 months, in the case of Dr. Thackray or Mr. Hahn, immediately prior to the executive officer’s change in control termination, payable in a lump-sum cash payment, less applicable withholdings and deductions, within 60 days following the change in control termination.

(3)	The executive officer will receive accelerated vesting of all then unvested equity awards that he or she may have, if any.

Employment Agreement with Dr. Magnani

Pursuant to his employment agreement, Dr. Magnani is eligible for severance benefits in specified circumstances. Under the terms of his agreement, upon execution and effectiveness of a severance agreement and release of claims, Dr. Magnani will be entitled to severance payments if we terminate his employment without cause or he terminates employment with us for good reason, or in the event of Dr. Magnani’s involuntary termination.

The following definitions have been adopted in Dr. Magnani’s employment agreement:

•

“cause” means (a) the executive’s willful and substantial misconduct with respect to the business and affairs of our company or any of our subsidiaries or affiliates, (b) the executive’s neglect of duties or failure to act which can reasonably be expected to materially adversely affect the business or affairs of our company or any of our subsidiaries or affiliates, (c) the executive’s material breach of provisions of his employment agreement related to his duties and responsibilities and time to be devoted to service to us, or material breach of any provisions of his compliance agreement with us which, to the extent curable, is not cured within 15 days after written notice thereof is given to the executive, (d) the commission by the executive of an act involving moral turpitude or fraud, (e) the executive’s conviction of any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, or (f) other conduct by the executive, outside the ordinary course of our business, that is materially harmful to our business or reputation;

•

“good reason” means (a) any material diminution of the executive’s duties or responsibilities under the employment agreement (except in each case in connection with a termination for cause or as a result of the executive’s death or disability), or the assignment to the executive of duties or responsibilities that are materially inconsistent with the executive’s then position, (b) any material breach of the employment agreement by us which is not cured within 15 business days after written notice thereof is given to us, or (c) a relocation of the executive from our principal office to a location more than 35 miles from the location of our principal office as of the commencement date of the employment agreement, other than on a temporary basis not to exceed a period equal to two calendar months; and

•

“involuntary termination” means termination of the executive due to (a) the executive’s death, or (b) the executive’s incapacity or disability by accident, sickness or otherwise so as to render him mentally or physically incapable of performing services required to be performed by him under the employment agreement for a period of 90 consecutive days or longer, or for 90 days during any six-month period.

The following table summarizes the schedule of severance payments Dr. Magnani would receive in the event of a qualifying termination. All payments will be paid on our regular payroll dates, less applicable withholdings and deductions.

CONTINUATION OF
EMPLOYER PORTION
OF MEDICAL
	SALARY	DENTAL AND VISION
TERMINATION SCENARIO	CONTINUATION	BENEFIT PREMIUMS
Involuntary Termination (Death or Disability)	6 months	6 months
Termination Without Cause or Resignation With Good Reason	24 months	24 months

Health and Welfare Benefits

We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which was $18,000 for 2015 and remains at that level in 2016. Participants who are at least 50 years old can also make “catch-up” contributions, which for 2015 and 2016 can be up to an additional $6,000.  Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following specified procedures. We do not currently make discretionary contributions or matching contributions to our 401(k) plan.

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for all of our employees, including our named executive officers.

NON-EMPLOYEE DIRECTOR COMPENSATION

As compensation for serving on our Board of Directors, each director who is not an employee of our company receives a cash retainer for service on the Board and for service on each committee on which the director is a member. The Chairman of each committee receives a higher retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board. The retainers paid to non-employee directors for 2015 and 2016 for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

		CHAIRMAN ADDITIONAL
	MEMBER ANNUAL SERVICE	ANNUAL SERVICE
	RETAINER	RETAINER
Board of Directors	$35,000	$25,000
Audit Committee	7,500	7,500
Compensation Committee	5,000	5,000
Nominating and Corporate Governance Committee	4,000	3,500

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

In addition, any new non-employee director receives an option grant to purchase 22,000 shares of common stock upon becoming a director. This grant will vest in three equal installments on the first, second and third anniversaries of the grant date. Further, on the date of each annual meeting of stockholders, each non-employee director that continues to serve as a non-employee member on our Board will receive an option to purchase 11,000 shares of common stock.  The annual grant to the non-employee director vest on the first full anniversary of the date of grant.  The exercise price of options granted to directors is equal to the fair market value of our common stock on the date of grant.

The compensation of our directors is based on market practice information provided by our independent compensation consultant, Radford. This compensation is periodically reviewed with respect to cash retainers and equity incentives.

2015 Director Compensation

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2015:

	FEES EARNED OR	OPTION AWARDS
Name	PAID IN CASH ($)	($)(1)	TOTAL ($)
M. James Barrett, Ph.D.	70,000	55,000	125,000
John J. Baldwin, Ph.D.	46,500	55,000	101,500
Mark A. Goldberg, M.D.	42,016	55,000	97,016
Michael A. Henos (2)	32,914	55,000	87,914
Timothy R. Pearson	55,000	55,000	110,000
Franklin H. Top, Jr., M.D.	42,500	55,000	97,500

(1)

Reflects the aggregate grant date fair value of options granted during the fiscal year ended December 31, 2015 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our directors will not realize the estimated value of these awards until the awards are vested, exercised and sold. The total number of shares underlying options outstanding at December 31, 2015 and held by each director was as follows: Dr. Barrett, 38,696 shares; Drs. Baldwin and Top, 38,090 shares; Dr. Goldberg and Mr. Pearson, 26,401 shares.

(2)	Mr. Henos resigned from the Board effective September 9, 2015.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2015:

Number of securities
remaining available for
			Weighted-average		future issuance under
	Number of securities to		exercise		equity compensation
	be issued upon exercise		price of outstanding		plans
	of outstanding options,		options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,235,775	(1)	$5.86	(2)	455,005	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,235,775				455,005

(1)

Includes shares issuable upon exercise of outstanding options under our 2003 Stock Incentive Plan and shares issuable upon exercise of outstanding options and share issuable upon settlement of outstanding restricted stock units (“RSUs”) under our 2013 Plan.

(2)	The weighted average exercise price includes 7,250 RSUs that have no exercise price. Excluding these RSUs, the weighted average exercise price would be $5.88.
(3)

Consists of 90,607 shares available under the 2013 Plan and 364,398 shares available under the 2013 Employee Stock Purchase Plan (“2013 ESPP”).  On January 1 of each year, the number of shares reserved under the 2013 Plan and 2013 ESPP is automatically increased by 3% and 1%, respectively, of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board.  An additional 571,506 and 190,502 shares were added to the number of available shares under the 2013 Plan and the 2013 ESPP, respectively, in each case effective January 1, 2016.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

Prior to our initial public offering, we did not have a formal policy regarding approval of transactions with related parties. In connection with our initial public offering, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.

For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2015 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Investor Rights Agreement

We have entered into an investor rights agreement, as amended, with certain of our stockholders, including entities affiliated with NEA, which beneficially owns more than 5% of our common stock, and family members and family trusts related to Rachel King, our Chief Executive Officer. The investor rights agreement, among other things, grants certain stockholders specified registration rights with respect to shares of our common stock.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board.

In addition, we have entered into an indemnification agreement with each of our directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are GlycoMimetics stockholders will be “householding” the Company’s proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or GlycoMimetics. Direct your written request to GlycoMimetics, Inc., Attn: Corporate Secretary, 9708 Medical Center Drive, Rockville, Maryland 20850.    Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2016 Annual Meeting of Stockholders.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brian M. Hahn
Secretary

April 18, 2016

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, GlycoMimetics, Inc., 9708 Medical Center Drive, Rockville, Maryland 20850.

GLYCOMIMETICS, INC. 9708 Medical Center Drive Rockville, MD 20850

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

		For All	Against All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following directors to hold office until the 2019 Annual Meeting:		☐	☐	☐

1.	Election of Directors

Nominees

01	John J. Baldwin, Ph.D. 02 M. James Barrett, Ph.D. 03 John L. Magnani, Ph.D.

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the					☐	☐	☐
independent registered public accounting firm of GlycoMimetics, Inc. for its fiscal year ending December 31, 2016.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

00002777078_1     R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com

GLYCOMIMETICS, INC.
Annual Meeting of Stockholders
May 17, 2016 10:00 AM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Rachel King and Brian Hahn, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GLYCOMIMETICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Daylight Time on Tuesday, May 17, 2016, at 9714 Medical Center Drive, Rockville, MD 20850, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000277078_2   R1.0.1.25